Exhibit 1.2.2

CAPITAL ONE MULTI-ASSET EXECUTION TRUST

CARD SERIES CLASS A(2015-3)

ASSET BACKED NOTES

TERMS AGREEMENT

Dated: May 12, 2015

To:	CAPITAL ONE MULTI-ASSET EXECUTION TRUST
CAPITAL ONE FUNDING, LLC

Re:	Underwriting Agreement dated May 12, 2015

Series Designation: Card series

Registration Statement: Nos. 333-189293, 333-189293-01 and 333-189293-02

Terms of the Notes:

Initial Principal Amount	Interest Rate or Formula	Price to Public (1)
$425,000,000	1-month LIBOR + 0.40%	100.00000%

(1)	Plus accrued interest, if any, at the applicable rate from May 19, 2015

Interest Payment Dates:

The 15th day of each calendar month (or, if not a business day, the next succeeding business day), commencing June 15, 2015.

Underwriters:

The Underwriters named on Schedule I attached hereto are the “Underwriters” for the purpose of this Agreement and for the purposes of the above-referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein and made a part hereof.

Owner Trustee: Deutsche Bank Trust Company Delaware.

Indenture Trustee: The Bank of New York Mellon.

Indenture: The Indenture, dated as of October 9, 2002 and as amended and restated as of January 13, 2006, and as amended by the First Amendment thereto, dated as of March 1, 2008, between Capital One Multi-asset Execution Trust, as issuer (the “Issuer”), and the Indenture Trustee.

Asset Pool Supplement: The Asset Pool 1 Supplement, dated as of October 9, 2002, and as amended by the First Amendment thereto, dated as of March 1, 2008, between the Issuer and the Indenture Trustee, as amended and supplemented from time to time.

Indenture Supplement: The Card series Indenture Supplement, dated as of October 9, 2002, as amended by the First Amendment thereto, dated as of March 1, 2008, between the Issuer and the Indenture Trustee.

Terms Document: The Class A(2015-3) Terms Document, dated as of May 19, 2015.

Pooling and Servicing Agreement: The Amended and Restated Pooling and Servicing Agreement, dated as of September 30, 1993 and as amended and restated as of August 1, 2002, January 13, 2006 and July 1, 2007, as further amended by the First Amendment thereto, dated as of March 1, 2008, and the Second Amendment thereto, dated as of July 15, 2010, among Capital One Funding, LLC, as transferor, Capital One Bank (USA), National Association, as servicer, and The Bank of New York Mellon, as trustee for the Capital One Master Trust.

Purchase Price:

The purchase price payable by the Underwriters for the Notes covered by this Agreement will be 99.72500% of the principal amount of Notes to be issued.

Commissions, Concessions and Discounts:

The Underwriters’ discounts and commissions, the concessions that the Underwriters may allow to certain dealers, and the discounts that such dealers may reallow to certain other dealers, each expressed as a percentage of the principal amount of the Notes, shall be as follows:

Discounts and Commissions	Price Concessions	Reallowance
0.2750%	not in excess of 0.1650%	not in excess of 0.0825%

Reimbursement of Expenses:

The Underwriters shall reimburse the Company for an amount not to exceed $0.00 for application towards expenses.

Time of Sale: 3:38 p.m. (Eastern Time (U.S.)) on May 12, 2015 (the time the first contract of sale was entered into as designated by the Representatives).

2

Closing Date:

Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Company and the Issuer hereby agree that the Closing Date shall be May 19, 2015, 10:00 a.m., New York City time.

Location of Closing:

Chapman and Cutler LLP

1717 Rhode Island Avenue N.W.

Washington, DC 20036-3026

Address for Notice to Representatives:

Credit Suisse Securities (USA) LLC

as a Representative of the Underwriters named in Schedule I hereto

Eleven Madison Avenue

New York, New York 10010

RBC Capital Markets, LLC

as a Representative of the Underwriters named in Schedule I hereto

Three World Financial Center

200 Vesey Street

New York, New York 10281

Wells Fargo Securities, LLC

as a Representative of the Underwriters named in Schedule I hereto

550 South Tryon Street

Charlotte, North Carolina 28202

Underwriters’ Foreign Jurisdiction Distributions:

Pursuant to Section 6(d)(iii) of the Underwriting Agreement, each Underwriter agrees to provide the Company, after the Closing Date, with a list of any foreign jurisdictions to which that Underwriter delivered a written confirmation in connection with its sale of Notes (it being expressly understood, for the avoidance of doubt, that this provision relates only to the initial distribution of the Notes, and not to secondary market sales).

The Underwriters agree, severally and not jointly, subject to the terms and provisions of the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof, to purchase the principal amount of the above-referenced Series of Notes set forth opposite their names on Schedule I hereto.

3

CREDIT SUISSE SECURITIES (USA) LLC, as Representative of the Underwriters named on Schedule I hereto

By:		/s/ Jon-Claude Zucconi
	Name:	Jon-Claude Zucconi
	Title:	Managing Director

RBC CAPITAL MARKETS, LLC, as Representative of the Underwriters named on Schedule I hereto

By:		/s/ Rick Koppenhaver
	Name:	Rick Koppenhaver
	Title:	Managing Director

WELLS FARGO SECURITIES, LLC, as Representative of the Underwriters named on Schedule I hereto

By:		/s/ Branden Avishar
	Name:	Branden Avishar
	Title:	Managing Director

COMET Class A(2015-3) Terms Agreement

S-1

Accepted: CAPITAL ONE MULTI-ASSET EXECUTION TRUST

By:	Capital One Funding, LLC, not in its individual capacity but solely as Beneficiary on behalf of the Issuer

By:		/s/ Eric D. Bauder
	Name:	Eric D. Bauder
	Title:	Assistant Vice President

CAPITAL ONE FUNDING, LLC as Transferor

By:		/s/ Franco E. Harris
	Name:	Franco E. Harris
	Title:	Assistant Vice President

CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION as Seller

By:		/s/ Daniel H. Rosen
	Name:	Daniel H. Rosen
	Title:	Managing Vice President

COMET Class A(2015-3) Terms Agreement

S-2

SCHEDULE I

Card series Class A(2015-3) Notes

Underwriters	Principal Amount
Credit Suisse Securities (USA) LLC	$127,500,000
RBC Capital Markets, LLC	$127,500,000
Wells Fargo Securities, LLC	$127,500,000
Capital One Securities, Inc.	$10,625,000
J.P. Morgan Securities LLC	$10,625,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$10,625,000
The Williams Capital Group, L.P.	$10,625,000

Total:	$425,000,000